Exhibit 10.2
August 24, 2022
Jamie Harris
[address]

Dear Jamie,
On behalf of the leadership team of XPO Logistics, Inc. (“XPO”), I’m happy to offer you the position of Chief Financial Officer (“CFO”), NAT at XPO Logistics, Inc. (“XPO”) until the completion of the anticipated spinoff of XPO’s North American Transportation (“NAT”) segment, RXO Inc. (“RXO”), which is expected to occur in the second half of 2022 (the “Spinoff Effective Date”). Commencing on the Spinoff Effective Date, you will hold the position of CFO at RXO. I know I speak for the rest of our team when I say how pleased we are to make you this offer. This letter sets forth all of the terms and conditions of the offer.
Reporting and Work Location. In your initial role as CFO, NAT, you’ll report directly to XPO’s President, NAT, and lead NAT’s financial operations at XPO. In your role as CFO of RXO, you’ll report directly to RXO’s Chief Executive Officer, and manage RXO’s financial operations. Your anticipated start date will be September 26, 2022, and you’ll be based out of XPO’s Charlotte, North Carolina office. You will be based out of RXO’s Charlotte, North Carolina office on the Spinoff Effective Date.
Full-Time Employment. During your employment, you will be required to devote your full time and attention to your duties and responsibilities for the Company (“Company” here and for the remainder of this letter refers to XPO until the Spinoff Effective Date, and then refers to RXO on and after the Spinoff Effective Date). You may not engage in any outside full or part-time employment without the prior written consent of the Company.
Your Compensation. We’d like to offer you the following compensation package:
•Base Salary: You’ll receive an annualized base salary of $600,000, paid on a biweekly basis, less all applicable withholdings and deductions, and pro-rated for any partial period worked. This is an exempt position, meaning you will not be eligible for overtime compensation.
•Non-Pro-Rated Annual Incentive: You will be eligible to participate in the Company’s annual incentive plan, subject to the terms and conditions of the plan, as may be amended. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 100% of your base salary. You will have the opportunity to earn 0% to 200% of your target incentive based on the aggregate level of achievement of your performance goals (determined by the Chief Executive Officer) and the Company’s achievement of its business goals. Your performance goals, the Company's business goals, and the payout curve for the bonus plan will be determined annually by the Compensation

Committee of the Company’s Board of Directors or its delegate. Your annual incentive will not be pro-rated for the year in which you are hired.
•Long-term Incentive: You will be eligible for an annual long-term incentive award in the target amount of $1,350,000 based upon the Company and you reaching certain target performance goals after the end of the performance period. The form of the long-term incentive award will be determined by the Company following the Spinoff Effective Date. The annual long-term incentive award will be contingent upon the annual approval of the Compensation Committee of RXO’s Board of Directors or its delegate, which shall also have discretion to increase or decrease your award after the end of the applicable performance period.
•Cash Sign-on: You will receive a cash sign-on bonus in the total amount of $200,000, less applicable taxes and withholdings that will be paid to you by XPO in accordance with the Company’s payroll procedures on the normal payroll date following 30 days of your continuous employment.
If you voluntarily leave employment with the Company on or before 12 months of your start date with XPO for any reason other than to begin employment with RXO, you’re required to repay the Company 100% of the gross amount of the cash sign-on bonus. That repayment amount drops to 50% if you voluntarily leave the Company after 12 months but before 24 months of your start date with XPO.
•Incentive Grant: XPO intends to award you an initial long-term stock incentive award (the “Incentive Grant”) with a target grant date value of $4,000,000 to be awarded in the form of Company Performance-Based Restricted Stock Units (“PSUs”). The PSUs will vest in increments over five years following the grant date, contingent upon (i) the occurrence of the spinoff by March 31, 2023 and (ii) your continuous employment with XPO through the date of the spinoff and then with RXO following the spinoff through each applicable vesting date. If either of these vesting conditions is not satisfied, then any unvested portion of the Incentive Grant shall be forfeited. The Incentive Grant will be granted to you as soon as practicable following your start date with XPO and will be subject to the applicable terms and conditions set forth in the Omnibus Plan and the applicable award agreement. Upon the spinoff, the Incentive Grant will be converted into an award relating to RXO common stock based on an equitable adjustment methodology to be approved by the Compensation Committee of XPO’s Board of Directors.
•Replacement Grant: Subject to approval of the Compensation Committee of the Company’s Board of Directors or its delegate, in the event (i) the Incentive Grant is forfeited because the spinoff does not occur by March 31, 2023 and (ii) your employment with XPO is involuntarily terminated by XPO, XPO will award you a stock award with a grant date value of $2,000,000 (the “Replacement Award”) provided you timely sign and do not revoke a release satisfactory to XPO.  The stock underlying the Replacement Award will be fully vested upon grant, but will be subject to lock up restrictions, which will expire at annual intervals over a five year period following the grant date.
Annual and long-term incentive awards will be reflective of your individual performance and contributions, Company performance, and the scope and expectations of your role in the

Company. As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.
Your Benefits.
We offer a competitive benefits package—including healthcare coverage, personal time off, life/disability insurance, retirement planning and more. Additional details related to RXO’s benefits package will be provided to you following the Spinoff Effective Date. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, with or without prior notice to you, consistent with applicable law.
•Severance Benefits. You will also be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the RXO Severance Plan (“Plan”). A draft form of the Plan is attached, which will be finalized prior to the spinoff and become effective on the Spinoff Effective Date.
Your Representations and Conditions of Employment.
•Representations. In your work for the Company, you are not permitted to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
◦You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer.
◦You agree not to bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.
◦By accepting this offer of employment, you affirm that you are not a party to any employment agreement, covenant not to compete, non-solicitation covenant, or other restrictive covenants that would preclude you from accepting employment with the Company.
◦During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the above-described guidelines.

•Company Policies. As a condition of your continued employment, you are required to abide by the Company’s rules and policies as may be published from time to time.

•Confidential Information Protection Agreement. Your acceptance of this offer and commencement of employment with XPO is contingent upon you entering into the enclosed Confidential Information Protection Agreement (“CIPA”), which prohibits unauthorized use or disclosure of XPO’s confidential and proprietary information and includes an 18-month non-competition provision and a two-year non-solicitation provision following the termination of your employment with XPO. In connection with the spinoff, as a condition of beginning your employment with RXO, you will be required to sign a CIPA with RXO (the “RXO CIPA”).

•Pre-Hire Screening and Work Authorization. This employment offer is contingent on the satisfactory conclusion of appropriate pre-employment background check and drug screen, as may be conducted by the Company in accordance with applicable law. As required by law, this offer is subject to satisfactory proof of your identity and authorization to work in the United States.
At-Will Employment. Your employment with the Company will be “at-will,” and shall continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 30 days advance notice. Neither this offer letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. The at-will employment relationship cannot be changed except in writing signed by the Company's Chief Executive Officer.
If the spinoff of RXO is not completed by March 31, 2023, your employment with the Company shall be involuntarily terminated.
Third Party Beneficiary. By signing this letter, you agree that RXO is an express third-party beneficiary of this letter, and this letter, including your obligations to repay the cash sign-on bonus, is for the benefit of RXO and XPO. You hereby expressly agree and consent to the enforcement of your obligations to repay the cash sign-on bonus by XPO, RXO, and their respective successors and/or assigns. You hereby expressly agree and consent to the assignment of this letter to RXO as of the Spinoff Effective Date. All rights and obligations of XPO under this letter will transfer to RXO, and XPO will cease to have any obligations to you, as of the Spinoff Effective Date.
Entire Offer. This letter, along with the XPO CIPA, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). This offer letter is not to be construed as a contract for employment in any particular position for any particular salary or time period.

Taking the next step. As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we’re sure to continue along this trajectory and move forward to greater success.
Please make sure you’ve read the offer letter completely, plus all information included with it. Then sign and return the offer letter by e-mail to me at [email address]. This offer of employment will terminate if it is not accepted, signed, and returned within ten (10) business days from the date above.
If you have any questions, please reach out to me at [telephone number] or [email address]. We look forward to working with you!

Sincerely,

/s/Josephine Berisha,
Josephine Berisha,
Chief Human Resources Officer
Josephine.Berisha@xpo.com
Enclosures: XPO Confidential Information Protection Agreement; Draft RXO Severance Plan
EMPLOYMENT ACCEPTANCE
I accept XPO’s offer of employment as stated above.

/s/Jamie Harris
Jamie Harris

8/26/2022
Date